WARRANT CLARIFICATION AGREEMENT
                         -------------------------------

         This Warrant Clarification Agreement (this "Agreement"), dated November 2, 2006, is to the Warrant Agreement, dated as of February 24, 2005 (the "Warrant Agreement"), by and between Ardent Acquisition Corporation, a Delaware corporation ("Company"), and Continental Stock Transfer & Trust Company, a New York corporation ("Warrant Agent").

         WHEREAS, Section 3.3.2 of the Warrant Agreement provides that Company shall not be obligated to deliver any securities pursuant to the exercise of a warrant unless a registration statement under the Securities Act of 1933, as amended ("Securities Act"), with respect to the common stock is effective.

         WHEREAS, in furtherance of the foregoing, the Company's final prospectus, dated February 24, 2005, indicated (i) that no warrant would be exercisable unless at the time of exercise a prospectus relating to the common stock issuable upon exercise of the warrant is current and the common stock has been registered under the Securities Act or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrant and (ii) that the warrant may be deprived of any value and the market for the warrant may be limited if the prospectus relating to the common stock issuable upon the exercise of the warrant is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holder of the warrant resides.

         WHEREAS, as a result of certain questions that have arisen regarding the accounting treatment applicable to the warrants, the parties hereto deem it necessary and desirable to amend the Warrant Agreement to clarify that the registered holders do not have the right to receive a net cash settlement in the event the Company does not maintain a current prospectus relating to the common stock issuable upon exercise of the warrants at the time such warrants are exercisable.

         NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree to amend the Warrant Agreement as set forth herein.

         1. WARRANT AGREEMENT. The Warrant Agreement is hereby amended by adding the following sentence as the penultimate sentence of Section 3.3.2:

                  "Furthermore, if the Company is unable to deliver any securities pursuant to the exercise of a Warrant as a result of the foregoing situation, the Company will have no obligation to pay such registered holder any cash or other consideration or otherwise "net cash settle" the Warrant."

2.       MISCELLANEOUS.

         (a) GOVERNING LAW. The validity, interpretation, and performance of this Agreement and of the Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The Company hereby agrees that any action,

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proceeding  or claim  against it arising  out of or  relating in any way to this
Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Any such process or summons to be served upon the Company may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address set forth in Section 9.2 of the Warrant Agreement. Such mailing shall be deemed personal service and shall be legal and binding upon the Company in any action, proceeding or claim.

         (b) BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and to their respective heirs, legal representatives, successors and assigns.

         (c) ENTIRE AGREEMENT. This Agreement sets forth the entire agreement and understanding between the parties as to the subject matter thereof and merges and supersedes all prior discussions, agreements and understandings of any and every nature among them. Except as set forth in this Agreement, provisions of the Warrant Agreement which are not inconsistent with this Agreement shall remain in full force and effect. This Agreement may be executed in counterparts.

         (d) SEVERABILITY. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

         IN WITNESS WHEREOF, the parties hereto have executed this Warrant Clarification Agreement as of the date first written above.

                                    ARDENT ACQUISITION CORPORATION





                                    By:   /s/ Barry J. Gordon
                                          ----------------------------------
                                          Name:  Barry J. Gordon
                                          Title: Chief Executive Officer

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                                    CONTINENTAL STOCK TRANSFER & TRUST COMPANY





                                    By:   /s/ Steven Nelson
                                          ----------------------------------
                                          Name:  Steven Nelson
                                          Title: Chairman

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